EXHIBIT 3.01

RESTATED CERTIFICATE OF INCORPORATION

OF

COLONIAL COMMERCIAL CORP.

(Under Section 807 of the Business Corporation Law)

RESTATED CERTIFICATE OF INCORPORATION
OF
COLONIAL COMMERCIAL CORP.
(Under Section 807 of the Business Corporation Law)

ARTICLE I

The name of the Corporation is Colonial Commercial Corp.

ARTICLE II

The certificate of incorporation was filed by the Department of State on October 28, 1964.

ARTICLE III

The certificate of incorporation is hereby restated in its entirety as follows:

1.	Article SECOND is restated to describe the purposes of the Corporation.

2.	Article THIRD is restated to state: “The county, within this state, in which the office of the Corporation is to be located is Nassau County.”

3.	Article FOURTH is restated:

(a)
to change the number and par value of shares authorized to be issued by the Corporation to 32,500,000 shares of capital stock, consisting of 20,000,000 shares of common stock of $.05 par value, 2,500,000 shares of the Corporation’s convertible preferred stock of $.05 par value (“Convertible Preferred Stock”) and 10,000,000 shares of Preferred Stock par value $.05 per share (“Preferred Stock”).

(b)
to add a new subsection (c) providing for the authorization of 10,000,000 shares of Preferred Stock in one or more series, the terms of any such series to be determined by the Board of Directors from time to time.

4.
There are currently less than 600,000 shares of Convertible Preferred Stock outstanding. The Company's Restated Certificate of Incorporation, as amended, provides that the Board of Directors is to consist of one class of Directors if there are less than 600,000 shares Convertible Preferred Stock outstanding. Accordingly, Article FOURTH, SIXTH, SEVENTH and EIGHTH are each restated as more fully described below in order to reflect the current status of the existence of a single Board of Directors of the Corporation elected by the holders of the Convertible Preferred Stock and Common Stock Directors voting together as one class on a share for share basis.

5.	The following sections set forth in subsection (b) of Article FOURTH of the Certificate of Incorporation are restated:

(a)	Section 1 is restated to reflect that there are 2,500,000 shares of Convertible Preferred Stock designated as the “Convertible Preferred Stock.”

(b)	the last sentence of Section 2(a), relating to mandatory redemption, is no longer applicable and is accordingly deleted.

(c)
Section 3(a) is restated to reflect that the current liquidation preference payment of the Convertible Preferred Stock is $5.00 per share in accordance with the Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State on February 3, 1998.

(d)	Section 4(a), relating to mandatory redemption, is no longer applicable and, in accordance with the affirmative vote of the Board of Directors, is deleted in its entirety.

(e)
“Section 4(b)(i),” renumbered as “Section 4(a)(i),” is restated to reflect that the current optional redemption price of the Convertible Preferred Stock is $7.50 per share in accordance with the Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State on February 3, 1998.

(f)
Section 7 titled “Voting Rights” is restated by deleting the reference to “Preferred Stock Directors” in subsections (a) and (b) in order to reflect the current status of the existence of a single Board of Directors of the Corporation elected by the holders of the Convertible Preferred Stock and Common Stock Directors voting together as one class on a share for share basis.

i)	Subsection (a) is deleted in its entirety.

ii)
“Subsection (b),” renumbered as “Subsection (a),” is restated to state: “Each holder of record of shares of Convertible Preferred Stock shall be entitled to one vote per share on each matter on which the holders of record of Common Stock of the Corporation shall be entitled to vote, voting together with the holders of record of the Common Stock on a share for share basis, and not as a separate class.”

iii)	Subsection (d), which restricted the Corporation from issuing non voting shares of capital stock, is deleted in its entirety.

6.
Article FIFTH relating to the post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is restated to provide for the following address: 275 Wagaraw Road, Hawthorne, New Jersey 07506

7.
Article SIXTH relating to the removal of Directors is restated to reflect the current status of the existence of a single Board of Directors of the Corporation elected by the holders of the Convertible Preferred Stock and Common Stock Directors voting together as one class on a share for share basis.

8.
The following subsections set forth in Article SEVENTH of the Certificate of Incorporation is restated in order to reflect the current status of the existence of a single Board of Directors of the Corporation elected by the holders of the Convertible Preferred Stock and Common Stock Directors voting together as one class on a share for share basis:

(a)	Subsections (a), (b)(i), (b)(ii) and (e).

i)	Subsection (a) is deleted in its entirety;

ii)
“Subsection (b)(i),” renumbered as “Subsection (a)(i),” is restated to state: “Directors shall be elected for a term of one year. Each Director shall hold office for the term of office for which he is elected and until his successor is elected and qualified.”

iii)	“Subsection (b)(ii),” renumbered as “Subsection (a)(ii),” is restated to reflect the current status of the existence of a single Board of Directors of the Corporation.

iv)
“Subsection (e),” renumbered as “Subsection (b),” is restated to state: “If the office of any Director or Directors becomes vacant for any reason, the Directors in office, although less than a quorum, may by majority vote choose a successor or successors, who shall hold office for the unexpired term in respect of which vacancy or vacancies occurred or until the next election of Directors; or any such vacancy may be filled by the shareholders at any meeting thereof. Newly created directorships resulting from an increase in the number of Directors shall be filled in the same manner as vacancies as aforesaid.”

(b)
Subsections (b)(iii), (c) and (d) are each deleted in its entirety. Such subsections are applicable only so long as there are issued and outstanding in excess of 600,000 shares of Convertible Preferred Stock. There were 467,726 shares of Convertible Preferred Stock issued and outstanding as of August 18, 2006.

9.
Article EIGHTH is restated so that it reflects the current status of the existence of a single Board of Directors of the Corporation elected by the holders of the Convertible Preferred Stock and Common Stock Directors voting together as one class on a share for share basis.

10.
Article NINTH is restated to reflect the current status providing for the indemnification of the Directors and officers of the Corporation to the fullest extent permitted by law in accordance with the Certificate of Amendment to the Certificate of Incorporation filed with the Secretary of State on July 12, 1988.

ARTICLE IV

The restatement of the Certificate of Incorporation of the Corporation herein provided for was authorized by the Board of Directors and by the vote of holders of outstanding shares of the Corporation entitled to vote on the said restatement o the Certificate of Incorporation, having not less than the minimum request proportion of votes.

ARTICLE V

The Certificate of Incorporation is restated in its entirety to read as follows:

RESTATED
CERTIFICATE OF INCORPORATION
OF
COLONIAL COMMERCIAL CORP.

FIRST:   The name of the corporation is COLONIAL COMMERCIAL CORP., hereinafter referred to as the “Corporation.”

SECOND:       The purposes for which the Corporation is formed are: to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Law, provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

THIRD:   The county, within this state, in which the office of the Corporation is to be located is Nassau County.

FOURTH:

(a)	The aggregate number of shares which the Corporation shall have the authority to issue is 32,500,000 divided into the following classes:

Number Of Shares	Class	Par Value Per Share

20,000,000	Common Stock	$.05

2,500,000	Convertible Preferred Stock	$.05

10,000,000	Preferred Stock	$.05

(b)	Convertible Preferred Stock shall have the designation, and shall be entitled to the rights, interests, preferences, limitations, and restrictions hereinafter set forth:

(1)	Designation. The 2,500,000 shares of Convertible Preferred Stock shall be designated the “Convertible Preferred Stock.”

(2)	Dividends.

(a)
Concurrently with, and as a condition precedent to, the declaration of any dividend on each share of Common Stock (a “Common Dividend”) the Board of Directors shall declare a dividend on each share of Convertible Preferred Stock outstanding as of the record date for the Common Dividend in an amount equal to the greater of (x) .0000072% of the aggregate amount determined by the Board of Directors to be distributed on such record date to the holders of all classes of the Corporation’s capital stock or (y) 112.5% of the amount of the Common Dividend, with the balance to be distributed to the holders of the Common Stock.

(b)	Except as aforesaid, the Convertible Preferred Stock shall not be entitled to any preference whatsoever in respect to dividends.

(3)	Liquidation Preference.

(a)
In the event of any, voluntary or involuntary, complete or partial, liquidation, dissolution or winding up of the Corporation (hereinafter called “liquidation”), before any amount shall be paid to or set aside for, or any assets shall be distributed among, the holders of shares of any Junior Stock (as hereinafter defined), each holder of a share of Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation or the proceeds thereof, a preferential payment in an amount equal to $5.00 per share, plus any dividends thereon declared but not paid.

(b)
In the event amounts available for distribution as liquidation preference payments to holders of Convertible Preferred Stock are insufficient to pay the full amount of its preference, such amounts shall be paid to such holders ratably in proportion to the respective amounts which would be payable to such holders if paid in full.

(c)
Neither the consolidation or merger of the Corporation with or into any other corporation or corporations, nor the reduction of the capital stock of the Corporation, nor the sale or transfer by the Corporation of all or any part of its assets, shall be deemed to be a liquidation of the Corporation for the purposes of this Section 3.

(d)	The term “Junior Stock” means the Common Stock and any other series of capital stock which shall be designated in this Certificate of Incorporation or any amendment thereto as “Junior Stock.”

(4)	Redemption.

(a)	Optional Redemption.

(i)
The shares of Convertible Preferred Stock may be redeemed, in whole or in part, at the option of the Corporation by resolution of its Board of Directors, at any time and from time to time at the price of $7.50 per share of Convertible Preferred Stock, plus any dividends thereon declared but not paid.

(ii)
In the event that less than the entire number of the shares of Convertible Preferred Stock outstanding is at any one time redeemed by the Corporation, the shares of Convertible Preferred Stock to be redeemed shall be selected by lot or other equitable manner as may be prescribed by resolution of the Board of Directors of the Corporation.

(iii)
Notice of redemption of Convertible Preferred Stock pursuant to paragraph 4(a) shall be given by first-class mail, postage prepaid, mailed not less than 75 nor more than 100 days prior to the date fixed for redemption, to each holder of Convertible Preferred Stock to be redeemed, at this last address appearing in the Convertible Preferred Stock register.

(iv)	Notice of the redemption shall state:

i.	the redemption date;

ii.	the redemption price;

iii.	if less than all outstanding shares of Convertible Preferred Stock of the holder are to be redeemed, the identification of the shares of Convertible Preferred Stock to be redeemed;

iv.	the Conversion Rate on the date of the notice;

v.
that on the redemption date the redemption price will become due and payable upon each share of the Convertible Preferred Stock to be redeemed and the right to convert each such share shall cease as of the close of business on the fourteenth day prior to the redemption date, unless default shall be made in the payment of the redemption price; and

vi.
the place or places where such shares of Convertible Preferred Stock to be redeemed are to be surrendered for payment of the redemption price, which places shall be the office or agency of the Corporation in each place of payment.

(b)	General Provisions With Respect to Redemption

(i)
If on the redemption date, funds necessary for such redemption have been deposited in trust with a bank or trust company, or have been set aside in trust, by the Corporation, for the purpose of redeeming shares of Convertible Preferred Stock, the holders of shares of Convertible Preferred Stock to be redeemed shall, as of the close of business on such date, cease to be shareholders with respect to such shares. Such shares of Convertible Preferred Stock shall no longer be transferable on the books of the Corporation or, as of the close of business on the fourteenth day prior to such date, convertible into shares of Common Stock, and the holders thereof shall be entitled only to receive the redemption price without interest thereon (together with a certificate for any unredeemed shares of Convertible Preferred Stock) upon surrender of the certificates for such shares.

(ii)
In case any holder of shares of Convertible Preferred Stock which shall have been redeemed shall not within three years of the date of redemption thereof claim the amount deposited in trust for the redemption of such shares, such bank or trust company, upon request of the Corporation, shall pay over to the Corporation such unclaimed amount and shall thereupon be relieved of all responsibility in respect thereof. The Corporation shall not be required to hold the amount so paid over to it, or any amount theretofore set aside by it, in trust after such three-year period, separate and apart from its other funds, and thereafter the holders of such shares of Convertible Preferred Stock shall look only to the Corporation for payment of the redemption price thereof, without interest. All liability of the Corporation to any holder of shares of Convertible Preferred Stock for payment of the redemption price for shares of Convertible Preferred Stock called for redemption shall cease and terminate as of the close of business on the fourth anniversary of the redemption date for such shares.

(5)
Conversion Rights. Each share of Convertible Preferred Stock shall be convertible, subject to adjustment as provided in paragraph 5(c), into one fully paid and non-assessable share of Common Stock at any time and from time to time after the date of issue of such share of Convertible Preferred Stock, at the option of the holder thereof. Shares of Common Stock shall be delivered upon conversion without the payment of any additional amounts by the holders of the Convertible Preferred Stock except as required by paragraph 5(e). All conversions of shares of Convertible Preferred Stock into shares of Common Stock shall be subject to the following terms and conditions:

(a)	The Corporation shall make no payment or adjustment on account of any dividends declared but unpaid on the Common Stock issuable upon conversion.

(b)
In case of any redemption of any shares of Convertible Preferred stock pursuant to paragraph 4 hereof, the right of conversion of the shares to be redeemed shall cease and terminate at the close of business on the fourteenth day prior to the redemption date, unless default shall be made in the payment of the redemption price.

(c)
The number of shares of Common Stock into which shares of Convertible Preferred Stock are convertible (the “Conversion Rate”) shall be subject to adjustment from time to time as follows, except that no adjustment need be made unless, by reason of the happening of any or more of the events specified in this paragraph 5(c), the Conversion Rate then in effect shall be changed by 5% or more, but any adjustment of less than 5% that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, together with any adjustment or adjustments so carried forward, amounts to 5% or more.

(i)
In case the Corporation shall at any time or times subdivide or combine the outstanding shares of Common Stock into a greater or lesser number of shares, then, in each such case, the number of shares of Common Stock into which each share of Convertible Preferred stock may be converted (such Conversion Rate being initially one share of Common Stock for each share of Convertible Preferred stock) in effect immediately prior thereto shall be adjusted to a Conversion Rate (including any applicable fraction of a share) determined by multiplying the Conversion Rate in effect immediately prior to the happening of any of the events described above by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the total number of Common Stock outstanding immediately prior to such event. An adjustment made pursuant to this paragraph 5 (c) (i) shall become effective immediately after the effective date of any event specified in this paragraph 5 (c) (i).

(ii)
If any capital reorganization, reclassification or other change of outstanding shares of the capital stock of the Corporation, or if any consolidation or merger of the Corporation with another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of the Common Stock), or the sale or conveyance to another corporation of the property of the Corporation as, or substantially as, an entirety, shall be effected in such a way that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for shares of Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, the Corporation or such successor or purchasing corporation, as the case may be, shall make provision that the holder of each share of Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of stock, securities or assets receivable upon such reorganization, reclassification, consolidation, merger or sale by a holder of the number of shares of Common Stock into which such share might have been converted immediately prior to such reorganization, reclassification, change, consolidation, merger, conveyance, or sale, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this paragraph 5(c).

(iii)
The Corporation shall not be required to issue fractional shares of Common Stock upon conversion of shares of Convertible Preferred Stock. If more than one share of Convertible Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. If any fractional interest in a share of Common Stock would be deliverable upon the conversion of any shares of Convertible Preferred Stock, the Corporation, in lieu of delivering the fractional share therefore, shall at the option of its Board of Directors either make an adjustment thereof in cash at the market value thereof or issue scrip certificates (exchangeable together with other scrip certificates aggregating one or more full shares of Common Stock for Common Stock certificates representing such full share or shares) for any fraction of a share, in a form to be approved by the Board of Directors. If the Board of Directors shall choose to make a cash adjustment in lieu of delivering fractional shares, then, for such purpose, the market value of a share of Common Stock shall be the closing price on such day for shares of Common Stock on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if it is not listed or admitted to trading on any national securities exchange, the average on such day of the closing bid and asked prices in the over-the-counter market or, if no such prices are reported, the market value shall be as fixed by the Board of Directors in good faith. If the Board of Directors shall choose to issue scrip certificates in lieu of delivering fractional shares, the scrip certificates may contain any term or condition permitted by law, except that, until the exchange thereof for certificates for full shares of Common Stock, the holders of such scrip certificates shall not be entitled to receive dividends thereon, to vote with respect thereto or to have any other rights by virtue thereof as shareholders of the Corporation except such rights, if any, as the Board of Directors may, in its absolute discretion, confer upon the holders of such scrip certificates in the event of the liquidation, dissolution or winding up of the Corporation.

(iv)
Whenever any event occurs which causes an adjustment of the securities or other assets into which the Convertible Preferred Stock may be converted, as herein provided, the Corporation shall promptly file with the transfer agent or agents for the Convertible Preferred Stock (and with any conversion agent other than the transfer agent or agents) a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary setting forth the Conversion Rate applicable after such adjustment and setting forth a brief statement of the facts accounting for such adjustment. Such certificate shall be conclusive evidence of the correctness of such adjustment and neither the transfer agent or agents nor any conversion agent shall be under any duty or responsibility with respect to any such certificate except to exhibit the same for time to time to any holder of any share of Convertible Preferred Stock desiring an inspection thereof. Promptly after filing such certificate, the corporation shall cause a brief summary of such certificate to be mailed to each holder of record of shares of Convertible Preferred Stock at such holder’s last address appearing on the books of the Corporation. Failure of any holder of Convertible Preferred Stock to receive such notice or any defect therein, shall not affect the validity of such adjustment. Neither the transfer agent or agents nor any conversion agent shall at any time be under any duty or responsibility to any such holder to determine whether any facts exist which may require any adjustment of the Conversion Rate, or with respect to the nature and extent of any such adjustment when made, or with respect to the method employed in making the same.

(d)
The Corporation shall at all times reserve and keep available, out of its authorized by unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of Convertible Preferred Stock from time to time outstanding are convertible.

(e)
The issuance of stock certificates on conversions of shares of Convertible Preferred Stock into shares of Common Stock shall be without charge to the converting stockholders for any issue tax. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in any name other than that of the registered holder of the shares of Convertible Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid or that no such tax is payable.

(f)
Any holder of Convertible Preferred Stock who shall choose to convert shares of Convertible Preferred Stock held by him pursuant to this Section 5 shall, as a condition of conversion, present the certificates for such Convertible Preferred Stock (which certificate or certificates, if the Corporation shall so require, shall be duly endorsed or accompanied by appropriate instruments of transfer satisfactory to the Corporation) at the office of the transfer agent or agents for Convertible Preferred Stock, or at such other office as may be designated by the Corporation, and shall give written notice to the Corporation at said office that such holder elects to convert the same or part thereof and shall state in writing therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation will as soon as practicable thereafter, issue and deliver at said office to such holder, or to the designee of such holder, certificates for the number of full shares of Common Stock to which such holder or its designee shall be entitled as aforesaid, together with cash or scrip in lieu of any fraction of a share as hereinabove provided and certificates for the shares of Convertible Preferred Stock, if any, not converted. Shares of Convertible Preferred Stock shall be deemed to have been converted as of the close of business on the date of the presentation of such shares for conversion as provided above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such time and date.

(6)
Shares to be Retired. All shares of Convertible Preferred Stock redeemed or purchased by the Corporation or converted into Common Stock of the Corporation shall be retired and cancelled, and may not thereafter be issued in any form.

(7)	Voting Rights

(a)
Each holder of record of shares of Convertible Preferred Stock shall be entitled to one vote per share on each matter on which the holders of record of Common Stock of the Corporation shall be entitled to vote, voting together with the holders of record of the Common Stock on a share for share basis, and not as a separate class.

(b)
No holder of shares of the Corporation of any class, now or hereafter authorized, shall be entitled as such, as a matter of right, to any preferential or preemptive right or otherwise to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

(c)	The Preferred Stock shall have the designation, and shall be entitled to the rights, interests, preferences, limitations, and restrictions hereinafter set forth.

(1)
Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. All shares of any one series of Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends, if any, thereon shall be cumulative, if made cumulative. The voting powers and the preferences and relative, participating, optional and other special rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors of the Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the voting powers and the designation, preferences and relative, optional and other special rights, and the qualifications, limitations and restrictions of such series, including, but without limiting the generality of the foregoing, the following:

(a)
The distinctive designation of, and the number of shares of Preferred Stock which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(b)
The rate and times at which, and the terms and conditions on which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes, or series of the same or other classes of stock and whether such dividends shall be cumulative or non-cumulative;

(c)
The right, if any, of the holders of Preferred Stock of such series to convert the same into or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock of the Corporation and the terms and conditions of such conversion or exchange;

(d)
Whether or not Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, Preferred Stock of such series may be redeemed;

(e)
The rights, if any, of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up, of the Corporation;

(f)	The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Preferred Stock of such series; and

(g)
The voting powers, if any, of the holders of such series of Preferred Stock which may, without limiting the generality of the foregoing, include the right, voting as a series or by itself or together with other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more Directors of the Corporation if there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and on such conditions as the Board of Directors may determine.

(2)
The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by resolution of the Board of Directors, and the consent, by class or series vote or otherwise, of the holders of such of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolution that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting therein shall be required for the issuance of any or all other series of Preferred Stock.

FIFTH:  The Secretary of State is designated as the agent of the Corporation upon who process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is:

275 Wagaraw Road, Hawthorne, New Jersey 07506

SIXTH:  Any Director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of (i) a majority of the Board of Directors, or (ii) the holders of two thirds or more of the outstanding shares of capital stock of the Corporation entitled to vote in the election of Directors voting at a meeting of such shareholders. The affirmative vote of the holders of two-thirds or more of the outstanding shares of each class of the capital stock of the Corporation shall be required to amend, alter, change or repeal this Article SIXTH of the Certificate of Incorporation.

SEVENTH:

(a)

(i)	Directors shall be elected for a term of one year. Each Director shall hold office for the term of office for which he is elected and until his successor is elected and qualified.

(ii)
Without affecting the fiduciary duties of any Director of the Corporation under law, in determining whether to vote for or against any proposal brought before the Board of Directors, each Director shall be entitled to take into account the benefit or adverse effect of such proposal to the Corporation and its shareholders as a whole (both on a short-term and on a long-term basis).

(b)
If the office of any Director or Directors becomes vacant for any reason, the Directors in office, although less than a quorum, may by majority vote choose a successor or successors, who shall hold office for the unexpired term in respect of which vacancy or vacancies occurred or until the next election of Directors; or any such vacancy may be filled by the shareholders at any meeting thereof. Newly created directorships resulting from an increase in the number of Directors shall be filled in the same manner as vacancies as aforesaid.

EIGHTH: Any by-law of the Corporation may be amended or repealed and new or additional by-laws may be adopted only by the affirmative vote of a majority of the Board of Directors or by the affirmative vote of the shareholders entitled to vote in the election of Directors voting at a meeting of such shareholders, voting together as one class on a share for share basis.

NINTH:

(a)	The Directors and officers of the Corporation shall be entitled to be indemnified by the Corporation to the fullest extent permitted by law.

(b)
No Director shall be personally liable to the Corporation or any stockholder for damages for breach of fiduciary duty as a Director, except for any matter in respect of which such Director shall be liable under Section 719 of the New York Business Corporation Law or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Corporation or its stockholders (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have personally gained a financial profit or other advantage to which he was not legally entitled. Neither the amendment nor repeal of this Article, nor the adoption of any provision of the Certificate of Incorporation inconsistent with the Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision.

IN WITNESS WHEREOF, COLONIAL COMMERCIAL CORP. has caused this Restated Certificate of Incorporation to be signed by William Pagano, on this 29th day of  September, 2006.

COLONIAL COMMERCIAL CORP.

By:	/s/ William Pagano
William Pagano
Chief Executive Officer